Exhibit 4.1

POGO PRODUCING COMPANY

BYLAWS

(As Amended and Restated)

ARTICLE I

Meetings of Stockholders

SECTION 1.    The annual meeting of the stockholders of this Corporation shall be held on such date and at such time as the Board of Directors shall designate by resolution, or any subsequent day or days to which such meeting may be adjourned, for the purposes of electing directors and of transacting such other business as may properly come before the meeting. The Board of Directors shall fix by resolution the city and the place within such city for the holding of such meeting, and at least ten days notice shall be given to the stockholders of the city and place so fixed.

SECTION 2.    Special meetings of the stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the Executive Committee (if any), or the Chief Executive Officer. Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary of the Corporation to fix the date of the meeting to be held not less than ten nor more than sixty days after the receipt of the request and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

SECTION 3.    Every special meeting of the stockholders shall be held at such place within or without the State of Delaware as the Board of Directors may designate, or, in the absence of such designation, at the registered office of the Corporation in the State of Delaware.

SECTION 4.    Written notice of every meeting of the stockholders shall be given by the Secretary of the Corporation to each stockholder of record entitled to vote at the meeting, by placing such notice in the mail at least ten days, but not more than fifty days, prior to the day named for the meeting addressed to each stockholder at his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice.

SECTION 5.    The Board of Directors may fix a date, not less than ten nor more than sixty days preceding the date of any meeting of stockholders, as a record date for the determination of stockholders entitled to notice of, or to vote at, any such meeting. The

Board of Directors shall not close the books of the Corporation against transfer of shares during the whole or any part of such period.

SECTION 6.    The notice of every meeting of stockholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.

SECTION 7.    At all meetings of stockholders for the election of directors, a plurality of the voting power of the Voting Stock present at the meeting shall be sufficient to elect. In the case of a matter submitted for action by the stockholders at the direction of the Board of Directors as to which a stockholder approval requirement is applicable under a rule or policy of a national stock exchange or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by law, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such rule or policy or Internal Revenue code provision, as the case may be (or the highest such requirement if more than one is applicable). For approval or ratification of the appointment of independent public accountants (if submitted for a vote at the direction of the Board of Directors), the vote required for approval shall be a majority of the votes cast on the matter. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of shares of stock having a majority of the voting power of the then-outstanding shares of Voting Stock. “Voting Stock” means all outstanding shares of capital stock of the Corporation that pursuant to or in accordance with the Certificate of Incorporation are entitled to vote generally in the election of directors of the Corporation, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentages or portion of such shares entitled to vote. The stockholders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 8.    Any meeting of the stockholders may be adjourned from time to time, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

SECTION 9.    Subject to the rights of holders of any class or series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors may be made only (a) by the Board of Directors or a committee appointed by the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the stockholder’s notice provided for in this Section 9, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 9. For a nomination to be properly made by a stockholder, the stockholder shall have given timely notice of his intention to make such nomination or nominations in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than eighty days nor more than one hundred and ten days prior to the date of the meeting of stockholders at which such nomination is to be made; provided, however, that in the event that less than ninety days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely received by the Corporation must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed to stockholders or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth: (i) the name and address, as they appear on the Corporation’s books, of the stockholder proposing to make such nomination or nominations; (ii) a representation of the stockholder as to the class and number of shares of capital stock of the Corporation which are beneficially owned by such stockholder, and the stockholder’s intent to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) the name, age, business address and residence address, business experience or other qualifications of the person or persons to be nominated; (v) the principal occupation or employment of such person or persons; (vi) the class and number of shares of capital stock of the Corporation which are beneficially owned by such person or persons; (vii) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (viii) the consent of each nominee to serve as a director of the Corporation if so elected. No stockholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 9. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a stockholder nomination was not made in accordance with the provisions of the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

SECTION 10.    At any meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the stockholder’s notice provided for in this Section 10, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 10. For business to be properly brought before a meeting of stockholders by a stockholder, the stockholder shall have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than eighty days nor more than one hundred and ten days prior to the date of the meeting at which such business is to be considered; provided, however that in the event that less than ninety days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely received by the

Corporation must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed to stockholders or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting: the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or Bylaws of the Corporation, the language of the proposed amendment, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (iii) a representation of the stockholder as to the class and number of shares of capital stock of the Corporation which are beneficially owned by such stockholder, and the stockholder’s intent to appear in person or by proxy at the meeting to propose such business and (iv) any material interest of such stockholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a stockholders meeting unless brought before the meeting in accordance with the procedures set forth in this Section 10. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

SECTION 11.    For purposes of Sections 9 and 10 of these Bylaws, notice of the date of any stockholders meeting may be included in any (i) report or other communication mailed to stockholders generally or (ii) press release issued by the Corporation. Public disclosure of such date shall be deemed sufficient for such purpose if made in any report filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Notwithstanding the foregoing provisions of Sections 9 and 10, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in Sections 9 and 10.

ARTICLE II

Board of Directors

SECTION 1.    The business, affairs and property of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be not less than three nor more than eleven, and shall be determined from time by or pursuant to a resolution passed by a majority of the Board. The Board of Directors shall be divided into three classes as provided in the Certificate of Incorporation of the Corporation. The directors shall be elected by the stockholders as provided in the Certificate of Incorporation of the Corporation. A director need not be a resident of the State of Delaware or a stockholder of the Corporation.

SECTION 2.    Any vacancy in the Board of Directors, or newly created directorship resulting from an increase in the number of directors elected by all the stockholders having the right to vote as a single class, may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the person so chosen shall be a director until the next election by the stockholders of the class for which such director shall have been chosen, and until his successor is elected and qualified.

SECTION 3.    Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board or the President by giving written notice thereof as provided in Section 5 of this Article II.

SECTION 4.    Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board, the President, or by a resolution of a majority of the members of the Board of Directors that are then in office, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.

SECTION 5.    Notice of the time and place of all special meetings of the Board of Directors, and notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director either personally or by mail, telephone, telegraph or facsimile, at least one day before the day of the meeting; provided, however, that notice of any meeting need not be given to any director if such director signs a written waiver of such notice at any time, or if such director shall be present at such meeting.

SECTION 6.    A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn from day to day until a quorum is present. Except as otherwise provided by law or in these Bylaws, all questions shall be decided by the vote of a majority of the directors present.

SECTION 7.    Any action which may be taken at a meeting of the directors or members of the Executive Committee may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all the directors or members of the Executive Committee, as the case may be, and shall be filed with the Secretary of the Corporation.

SECTION 8.    No currently sitting member of the Board of Directors may stand for re-election, nor may any other individual stand for election or be appointed to the Board of Directors, if on the date of election or appointment, such individual has reached 71 years of age or older; provided, however, that any properly elected or appointed member of the Board of Directors shall be entitled to serve out the full term to which he was elected or appointed, regardless of the age he reaches during the course of his term.

ARTICLE III

Executive Committee

The Board of Directors may, by resolution adopted by a majority of the whole Board, designate three or more of its number to constitute an Executive Committee which committee, during intervals between meetings of the Board, shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation to the extent permitted by law, including without limitation the power and authority to declare dividends and authorize the issuance of capital stock.

ARTICLE IV

Officers

SECTION 1.    The officers of the Corporation shall consist of a Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer and such Vice Presidents and other officers as may be elected or appointed by the Board of Directors. Any number of offices may be held by the same person. All officers shall hold office until their successors are elected or appointed, except that the Board of Directors may remove any officer at any time at its discretion.

SECTION 2.    The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors. The Chairman of the Board shall be the chief executive officer of the Corporation and shall have general supervision of the business, affairs and property of the Corporation and over its several officers, and shall preside at meetings of the Board and at meetings of the stockholders. The President shall be the chief operating officer of the Corporation and shall have such other duties as may be assigned to him by the Board of Directors.

ARTICLE V

Seal

The seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

ARTICLE VI

Certificates of Stock

The shares of the Corporation shall be represented by certificates of stock, signed by the President or such Vice President or other officer designated by the Board of Directors and countersigned by the Treasurer or the Secretary; and if such certificates of stock are signed or countersigned by a transfer agent other than the Corporation, or, by a registrar other than the Corporation, such signature of the President, Vice President, or other officer and such countersignature of the Treasurer or Secretary, or either of them, may be executed in facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue. Said certificates of stock shall be in such form as the Board of Directors may from time to time prescribe.

ARTICLE VII

Indemnification

SECTION 1.  Right to Indemnification.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation.

SECTION 2.  Prepayment of Expenses.    The Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations in advance of the final disposition of the proceeding) shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

SECTION 3.  Claims.    If a claim for indemnification or payment of expenses under this Article is not paid in full within ninety days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

SECTION 4.  Non-Exclusivity of Rights.    The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 5.  Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

Amendments

These Bylaws may be altered, amended, added to or repealed by the stockholders at any annual or special meeting, by the vote of the holders of shares of stock having a majority of the voting power of the then-outstanding shares of Voting Stock (as defined in Section 7 of Article II), and, except as may be otherwise required by law, the power to alter, amend, add to or repeal these Bylaws is also vested in the Board of Directors, acting by a majority vote of the members of the Board of Directors in office (subject always to the power of the stockholders to change such action); provided, however, that notice of the general nature of any such action proposed to be taken shall be included in the notice of the meeting of stockholders or of the Board of Directors at which such action is taken.

Amended and restated in full: 04/22/97
Article II amended by adding Section 8: 01/27/98
Amended and restated in full: 07/16/02